Harbinger Group Inc. Announces Financial Results for Third Quarter of Fiscal Year 2011

NEW YORK, Aug. 11, 2011 /PRNewswire/ -- Harbinger Group Inc. ("HGI"; NYSE: HRG) today announced its consolidated Fiscal 2011 results for the third quarter and nine month period ending July 3, 2011.

  $188 million in consolidated net income attributable to HGI shareholders
  Bargain purchase gain of  $135 million underscores value of Fidelity & Guaranty Life acquisition
  Consumer and Insurance segments report profitable operating performance
  Capital raises add to HGI's strong liquidity to support investment strategy

Omar Asali, Acting President of HGI, said, "Both of HGI's business segments contributed to our strong profitability this quarter. The $135 million bargain purchase gain on the acquisition of Fidelity & Guarantee Life represents immediate value creation for our shareholders, and the Insurance business also made an initial contribution to our operating profit. Consumer Products continued to improve its financial performance with strong cash flow, merger-related and restructuring cost savings and debt reduction. HGI has raised $900 million in new capital through the beginning of the fourth quarter of Fiscal 2011, underscoring investor confidence in our strategy to build HGI's diversified business portfolio."

For the third quarter of Fiscal 2011, HGI reported consolidated net income attributable to common and participating preferred stockholders of $188 million or $1.03 per common share, compared to a consolidated net loss attributable to common and participating preferred stockholders of $(52) million or $(0.39) per common share in 2010. For the nine month period ended July 3, 2011, HGI reported consolidated net income attributable to common and participating preferred stockholders of $106 million or $0.58 per common share, compared to a consolidated net loss attributable to common and participating preferred stockholders of $(131) million or $(1.00) per common share.

HGI's results reflect the first-time consolidation of its Insurance segment following the acquisition of Fidelity & Guaranty Life ("FGL") in April 2011. The increase in income is attributable to a $135 million bargain purchase gain recognized upon HGI's acquisition of FGL and positive earnings at both FGL and Spectrum Brands for the quarter.

HGI's consolidated revenues for its third quarter of Fiscal 2011 were $1.03 billion, a 58 percent increase compared to $653 million for the same period in 2010. Consolidated revenues for the first nine months of Fiscal 2011 were $2.59 billion, a 46 percent increase compared to $1.78 billion in the prior year period. These revenue increases are principally attributable to HGI's acquisition of FGL in April 2011, which accounted for $230 million of revenues in the quarter and nine months ended July 3, 2011. Also contributing to the increase was Spectrum Brands' acquisition of Russell Hobbs in June 2010.

At July 3, 2011, HGI held approximately $500 million in cash and short-term securities on its corporate balance sheet. The balance sheet was also strengthened by the approximately $625 million equity value recorded for FGL, significantly above the purchase price for this acquisition. From a statutory reporting perspective, the adjusted capital of FGL's insurance subsidiaries increased 4.4 percent in the first six calendar months of 2011, from approximately $902 million to approximately $941 million.

During the quarter, FGL had net income of approximately $54 million, primarily driven by the volume of, and investment spread earned on, in-force business, net of expenses, and realized investment trading gains of approximately $15 million. Annuity sales during the period were approximately $350 million, including approximately $270 million of fixed index annuity ("FIA") sales. FIA sales have become the dominant product within the fixed annuity market and industry growth is expected to continue as individuals nearing retirement increasingly seek fixed annuity benefits.

With the acquisitions of FGL and a controlling interest in Spectrum Brands during the first nine months of Fiscal 2011, HGI has made significant progress in its strategy to acquire businesses across a diversified range of industries. In addition, HGI has successfully completed $900 million in capital raises through the beginning of the fourth quarter 2011, comprised of $400 million in preferred stock and $500 million in senior debt. Issuances during the third quarter 2011 include $150 million in Senior Secured Notes and $280 million in preferred stock from a group of leading institutional investors, with a further $120 million preferred stock issue that was completed following the close of the quarter.

HGI's financial statements have been retrospectively adjusted in accordance with U.S. generally accepted accounting principles for business combinations between entities under common control. Spectrum Brands has been reflected as our accounting predecessor. Accordingly, HGI's financial statements have been adjusted to reflect those of Spectrum Brands prior to June 16, 2010, the date that common control was first established, and the combined results of HGI and Spectrum Brands thereafter. As a result, the comparative results of operations for the prior quarter and nine months ended July 4, 2010, are those of Spectrum Brands with the addition of HGI's results for the period June 16, 2010 through July 4, 2010.

For the full text of Spectrum Brands' third quarter earnings announcement, please visit: http://phx.corporate-ir.net/phoenix.zhtml?c=75225&p=irol-news.

About Harbinger Group Inc.

Harbinger Group Inc. is a diversified holding company. The Company's principal operations are conducted through subsidiaries that offer life insurance and annuity products, and branded consumer products such as batteries, pet supplies, home and garden control products, personal care and small appliances. The Company focuses on opportunities in these sectors as well as financial products, telecommunications, agriculture, power generation and water and natural resources. HGI makes certain reports available free of charge on its website at www.harbingergroupinc.com as soon as reasonably practicable after this information is electronically filed, or furnished to, the United States Securities and Exchange Commission.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a diversified global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Remington®, Varta®, George Foreman®, Black&Decker®, Toastmaster®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and HotShot®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands Holdings generates annual net sales in excess of $3 billion. For more information, visit www.spectrumbrands.com.

About Fidelity & Guaranty Life

On April 6, 2011, HGI completed the acquisition of the U.S. annuity and life insurance business of Old Mutual. Under new ownership, the companies have adopted a new corporate identity, Fidelity & Guaranty Life, as well as new insurance company names: Fidelity & Guaranty Life Insurance Company and Fidelity & Guaranty Life Insurance Company of New York. Headquartered in Baltimore, MD, the company focuses its efforts on serving middle market consumers seeking the safety, protection and income features of secure life insurance and annuity products. Products are distributed though Fidelity & Guaranty Life's established, independent network of master general agents. Fidelity & Guaranty Life has approximately $17 billion of investment assets under management as of July 3, 2011. For more information on Fidelity & Guaranty Life, visit www.fglife.com.

Forward Looking Statements

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Some of the statements contained in the Press Release may be forward-looking statements based upon management's current expectations that are subject to risks, and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such forward-looking statements. These statements and other forward-looking statements made from time-to-time by the Company and its representatives are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation, capital market conditions, the risk that the Company may not be successful in identifying any suitable future acquisition opportunities, the risks that may affect the performance of the operating subsidiaries of the Company and those factors listed under the caption "Risk Factors" in the Company's prospectus filed with the Securities and Exchange Commission on May 9, 2011 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Contact Information

APCO Worldwide
Jeff Zelkowitz, 646-218-8744
jzelkowitz@apcoworldwide.com

or

Harbinger Group Inc.
Francis T. McCarron, CFO, 212-906-8560
investorrelations@harbingergroupinc.com

HARBINGER GROUP INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
	Three Month Period Ended		Nine Month Period Ended
	July 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
Revenues:	(Unaudited)		(Unaudited)
Consumer Products and Other:
Net sales	$ 804,635	$ 653,486	$ 2,359,586	$ 1,778,012
Insurance:
Premiums	25,118	-	25,118	-
Net investment income	176,885	-	176,885	-
Net investment gains	1,228	-	1,228	-
Insurance and investment product fees and other	26,424	-	26,424	-
	229,655	-	229,655	-
Total revenues	1,034,290	653,486	2,589,241	1,778,012
Operating costs and expenses:
Consumer Products and Other:
Cost of goods sold	510,941	400,617	1,511,215	1,131,101
Selling, general and administrative expenses	222,939	193,781	690,493	523,293
	733,880	594,398	2,201,708	1,654,394
Insurance:
Benefits and other changes in policy reserves	129,959	-	129,959	-
Acquisition and operating expenses, net of deferrals	28,595	-	28,595	-
Amortization of intangibles	21,340	-	21,340	-
	179,894	-	179,894	-
Total operating costs and expenses	913,774	594,398	2,381,602	1,654,394
Operating income	120,516	59,088	207,639	123,618
Interest expense	(51,904)	(132,238)	(192,650)	(230,130)
Bargain purchase gain from business acquisition	134,668	-	134,668	-
Other income (expense), net	7,086	(1,312)	7,049	(8,296)
Income (loss) from continuing operations before
reorganization items and income taxes	210,366	(74,462)	156,706	(114,808)
Reorganization items expense, net	-	-	-	3,646
Income (loss) from continuing operations before
income taxes	210,366	(74,462)	156,706	(118,454)
Income tax expense	3,720	12,460	63,906	45,016
Income (loss) from continuing operations	206,646	(86,922)	92,800	(163,470)
Loss from discontinued operations, net of tax	-	-	-	(2,735)
Net income (loss)	206,646	(86,922)	92,800	(166,205)
Less: Net income (loss) attributable to noncontrolling interest	13,015	(35,304)	(18,811)	(35,304)
Net income (loss) attributable to controlling interest	193,631	(51,618)	111,611	(130,901)
Less: Preferred stock dividends and accretion	5,963	-	5,963	-
Net income (loss) attributable to common and
participating preferred stockholders	$ 187,668	$ (51,618)	$ 105,648	$ (130,901)

Basic and diluted income (loss) per common share attributable to controlling interest:
Continuing operations	$ 1.03	$ (0.39)	$ 0.58	$ (0.98)
Discontinued operations	-	-	-	(0.02)
Net income (loss)	$ 1.03	$ (0.39)	$ 0.58	$ (1.00)

HARBINGER GROUP INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	July 3,	September 30,
	2011	2010
	(Unaudited)
ASSETS
Consumer Products and Other:
Cash and cash equivalents	$ 449,190	$ 256,831
Short-term investments	140,045	53,965
Receivables, net	411,248	406,447
Inventories, net	548,376	530,342
Prepaid expenses and other current assets	95,757	94,078
Total current assets	1,644,616	1,341,663
Properties, net	216,690	201,309
Goodwill	621,907	600,055
Intangibles, net	1,751,812	1,769,360
Deferred charges and other assets	110,747	103,808
	4,345,772	4,016,195
Insurance:
Investments:
Fixed maturities, available-for-sale, at fair value	15,714,228	-
Equity securities, available-for-sale, at fair value	310,345	-
Derivative investments	205,185	-
Other invested assets	40,853	-
Total investments	16,270,611	-
Cash and cash equivalents	740,623	-
Accrued investment income	202,295	-
Reinsurance recoverable	1,626,233	-
Intangibles, net	501,820	-
Deferred tax assets	182,125	-
Other assets	50,346	-
	19,574,053	-
Total assets	$ 23,919,825	$ 4,016,195

LIABILITIES AND EQUITY
Consumer Products and Other:
Current portion of long-term debt	$ 26,677	$ 20,710
Accounts payable	310,109	333,683
Accrued and other current liabilities	272,383	313,617
Total current liabilities	609,169	668,010
Long-term debt	2,218,958	1,723,057
Equity conversion option of preferred stock	79,740	-
Employee benefit obligations	96,644	97,946
Deferred tax liabilities	312,789	277,843
Other liabilities	61,794	71,512
	3,379,094	2,838,368
Insurance:
Contractholder funds	14,684,482	-
Future policy benefits	3,626,275	-
Liability for policy and contract claims	77,303	-
Note payable	95,000	-
Other liabilities	466,029	-
	18,949,089	-
Total liabilities	22,328,183	2,838,368

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	186,219	-

Harbinger Group Inc. stockholders' equity:
Common stock	1,392	1,392
Additional paid-in capital	867,061	855,767
Accumulated deficit	(44,661)	(150,309)
Accumulated other comprehensive income (loss)	102,828	(5,195)
Total Harbinger Group Inc. stockholders' equity	926,620	701,655
Noncontrolling interest	478,803	476,172
Total permanent equity	1,405,423	1,177,827
Total liabilities and equity	$ 23,919,825	$ 4,016,195